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Exhibit 10.76

CROWN MEDIA HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

Any statements regarding tax matters made herein, including any attachments, cannot be relied upon by any person to avoid tax penalties and are not intended to be used or referred to in any marketing or promotional materials. To the extent this communication contains a tax statement or tax advice, Holland & Hart LLP does not and will not impose any limitation on disclosure of the tax treatment or tax structure of any transactions to which such tax statement or tax advice relates.

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TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		2
1.1	Account	2
1.2	Administrator	2
1.3	Affiliated Entity	2
1.4	Applicable Interest Rate	2
1.5	Applicable Interest Rate Fund	2
1.6	Base Salary	2
1.7	Beneficiary	2
1.8	Change in Control	3
1.9	Code	3
1.10	Company	3
1.11	Compensation	3
1.12	Director's Fees	3
1.13	Disability	3
1.14	Effective Date	3
1.15	Eligible Employee	3
1.16	Employer	3
1.17	Enrollment Period	4
1.18	409A Change in Control	4
1.19	Fair Market Value	4
1.20	Hardship Withdrawal	5
1.21	Incentive Compensation	5
1.22	Outside Director	5
1.23	Participant	5
1.24	Plan	5
1.25	Plan Year	5
1.26	President	5
1.27	Regulation or Regulations	5
1.28	RSU Agreement	5
1.29	RSU Cash Units	5
1.30	RSU Compensation	5
1.31	RSU Stock Units	6
1.32	Scheduled In-Service Withdrawal	6
1.33	Stock	6
1.34	Stock Tracking Fund	6
1.35	Termination	6
ARTICLE 2. PARTICIPATION AND DEFERRAL		7
2.1	Participation	7
2.2	Deferral of Compensation	7
2.3	Credit to Participant's Account	9
ARTICLE 3. VESTING AND INVESTMENT FUND ALTERNATIVES		10
3.1	Vesting	10
3.2	Investment of Base Salary or Incentive Compensation	10
3.3	Investment of RSU Compensation	10
ARTICLE 4. TERMINATION AND DISTRIBUTION		12
4.1	Termination of Active Participation	12
4.2	Scheduled In-Service Withdrawals	12
4.3	Hardship Withdrawals	14

i

4.4	Change in Control	14
4.5	Distribution of Account Following Termination or Change in Control	14
4.6	Distribution Upon 409A Income Inclusion	16
4.7	Distributions in the Event of Incompetence	17
4.8	Source of Payments	17
4.9	Withholding	17
4.10	Distribution of Account in the Event of Disability	17
4.11	Permitted Acceleration of Payments	18
ARTICLE 5. ADMINISTRATION OF PLAN		19
5.1	Administrator	19
5.2	Effect of Administrator's Action	19
ARTICLE 6. CLAIMS PROCEDURE AND ARBITRATION		21
6.1	Claims	21
6.2	Initial Claim	21
6.3	Administrator Review of Claim Denial	21
6.4	Arbitration	22
ARTICLE 7. MISCELLANEOUS		25
7.1	Amendment or Termination of Plan	25
7.2	Construction	25
7.3	Funding	25
7.4	Participant's Interest	26
7.5	Governing Law	26
7.6	Status Under ERISA and the Code	26
7.7	Employer's Liability	26
7.8	Not a Contract of Employment	26
7.9	Notice	26
7.10	Successors	27
7.11	Validity	27

ii

 CROWN MEDIA HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008)

        Crown Media Holdings, Inc. hereby amends and restates the Crown Media Holdings, Inc. Deferred Compensation Plan (the "Plan"), effective January 1, 2008. The Plan was originally effective May 1, 2003 and amended and restated effective March 10, 2004. The Plan is maintained as a plan of deferred compensation for selected directors, members of the management and other highly compensated employees of Crown Media Holdings, Inc. and certain of its subsidiary and affiliated business entities.

 ARTICLE 1.
DEFINITIONS

        When used in this document, capitalized words and phrases will have the following meanings unless the context clearly requires a different meaning:

1.1
Account means the account established on the Company's books and records for each Participant, which reflects the deferred amounts, which the Company promises to pay to the Participant under the terms and conditions of this Plan. Each Participant's Account may be subdivided into multiple sub-Accounts as necessary or convenient to reflect the source of deferrals into the sub-Account and the Funds into which the deferrals have been placed. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2
Administrator means the individual or committee appointed by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") as provided in Section 5.1 to administer this Plan. If no one is appointed, the Compensation Committee will serve as the Administrator.

1.3
Affiliated Entity means any corporation, limited liability company, or other business entity that is controlled by or under common control with the Company.

1.4
Applicable Interest Rate means, effective for months beginning before January 1, 2009, an interest rate per diem equal to (i) the prime rate of interest reported by Bloomberg L.P. as in effect on the first day of each month, (ii) plus 1%. Effective for months beginning on and after January 1, 2009, "Applicable Interest Rate" means an interest rate per diem equal to Moody's Average Corporate Bond Yield as in effect on the first day of each month. The Administrator may prospectively specify a different rate of interest (including a different benchmark) to be used as the Applicable Interest Rate.

1.5
Applicable Interest Rate Fund means the fund in which a Participant elects to invest his or her cash Compensation that is credited with the Applicable Interest Rate.

1.6
Base Salary means an Eligible Employee's annual base salary (excluding bonuses, commissions, incentives and other forms of remuneration) payable for services rendered to an Employer prior to reduction for any contributions to a cafeteria plan established under Section 125 of the Code or a cash or deferred arrangement established under Section 401(k) of the Code.

1.7
Beneficiary means the person or persons or other entity or entities that have been designated by the Participant to receive, after the Participant's death, benefits under the Plan in accordance with the terms of the Plan.

1.8
Change in Control occurs on the date that Hallmark Cards, Inc. ceases to hold, either directly or indirectly, more than 50% of both the equity and voting power of the Company., but only if there has also been a 409A Change in Control.

1.9
Code means the Internal Revenue Code of 1986, as amended from time to time.

1.10
Company means Crown Media Holdings, Inc., a Delaware corporation.

1.11
Compensation means (i) amounts payable to an Eligible Employee as Base Salary, Incentive Compensation and RSU Compensation during a Plan Year for services rendered to an Employer or (ii) amounts payable by the Company or an Affiliated Entity to an Outside Director as Director's Fees.

1.12
Director's Fees means amounts paid to an Outside Director for services to the Company or an Affiliated Entity.

1.13
Disability means the occurrence of the earlier of (a) or (b):

(a)
The date the Participant receives notification from the Social Security Administration that the Participant is deemed to be disabled under the terms of the Social Security Act as then in effect; or

(b)
In the sole discretion of the Administrator, the Participant:

(1)
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(2)
is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or any Affiliated Entity.

1.14
Effective Date means January 1, 2008. The original effective date of the Plan is May 1, 2003.

1.15
Eligible Employee means any key member of management and other selected, highly compensated key employees of the Company and Affiliated Entities employed at the level of Vice President or above.

1.16
Employer means the Company or any Affiliated Entity that has officers or other highly compensated employees who are Eligible Employees.

1.17
Enrollment Period means:

(a)
with respect to Base Salary or Director's Fees for each Plan Year, the period from November 1 through November 30 of the preceding Plan Year or such other period that the Administrator may determine and communicate to Participants, provided that, the period must end not later than December 31 of the preceding Plan Year.

(b)
with respect to RSU Compensation that constitutes Employment RSUs, the period from November 1 through November 30 of the Plan Year preceding the beginning of the service period for which the Employment RSUs are earned, or such other period that the Administrator may determine and communicate to participants, provided that, the period must end not later than December 31 of the Plan Year preceding the beginning of the service period for which the Employment RSUs are earned.

(c)
with respect to Incentive Compensation and RSU Compensation that constitutes Performance RSUs, no later than the June 30 preceding the period in which the Incentive Compensation would otherwise be paid, or preceding the Plan Year in which the RSU Compensation is vested under the RSU Agreement.

(d)
with respect to each Eligible Employee and Outside Director who has not previously been eligible to participate in the Plan (or any other Employer plan considered an "account balance plan" that is at the election of the Eligible Employee or Outside Director), as determined under Code Section 409A and the Regulations, the period beginning on the date he or she is first designated as eligible to participate in the Plan and ending 30 days after that date. If the Compensation subject to the election is based on a specified performance period and the election has become irrevocable as provided in Section 1.17(c), then the election with respect to such Compensation will apply only to the portion of Compensation paid for services to be performed after the election.

1.18
409A Change in Control means the date on which a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company having more than 50% of the total fair market value or stock of the Company, as provided for a change in ownership of a corporation under Treas. Reg. § 1.409A-3(i)(5) or its successor Regulation.

1.19
Fair Market Value means the fair market value of the Stock, which shall be equal to the closing price of the Stock on the NASDAQ stock market as of the close of the regular business hours of the NASDAQ stock market (without regard to any after-hours trading that may be commenced on the NASDAQ stock market), on the immediately preceding date or, if there are no reported sales on such immediately preceding date, on the last day prior to such date on which there were sales of the Stock on the NASDAQ stock market or, if the Stock is not listed on the NASDAQ stock market, on any national securities exchange on which the Stock is listed. If there is no regular public trading market for such Stock, the value of the Stock shall be determined by the Compensation Committee of the Board of Directors of the Company in good faith.

1.20
Hardship Withdrawal means payment of a portion of a Participant's Account due to an unforeseeable emergency that results in severe financial hardship to the Participant as provided in Section 4.3.

1.21
Incentive Compensation means any amounts payable by an Employer to an Eligible Employee as compensation for services under the terms of a plan, agreement or other arrangement where such amounts are contingent upon the achievement of specified objectives, provided that (i) the plan, agreement or other arrangement refers to this Plan and grants the Eligible Employee the right to defer such amounts under the terms of this Plan, or (ii) the Administrator specifies in writing prior to the Enrollment Period for the Plan Year in which such amounts would otherwise be paid in cash that the Eligible Employee may defer part or all of such amounts under the terms of this Plan.

1.22
Outside Director means a director of the Company or an Affiliated Entity who is not an employee of the Company or any Affiliated Entity.

1.23
Participant means an Eligible Employee or Outside Director who has an Account balance under the terms of this Plan.

1.24
Plan means the Crown Media Holdings, Inc. Deferred Compensation Plan as set forth in this document and as amended from time to time.

1.25
Plan Year means the twelve-month period beginning January 1 and ending December 31.

1.26
President means the President of Crown Media Holdings, Inc.

1.27
Regulation or Regulations means the rules, regulations, interpretations and procedures promulgated under Code § 409A, as modified from time to time.

1.28
RSU Agreement means the Restricted Stock Unit Agreement documenting an award of restricted stock units that is entered into by and between the Company and the Eligible Employee.

1.29
RSU Cash Units means the amount of RSU Compensation deferred that would otherwise be settled in cash by the Company (but for the Participant's deferral) and that is held by the Participant under the Plan in the Stock Tracking Fund in the form of units that track the Fair Market Value of Stock but that are payable solely in cash. Each RSU Cash Unit shall be equivalent to the Fair Market Value of one share of Stock, but shall have no dividend or voting rights.

1.30
RSU Compensation means the amount payable in cash or in shares of Stock to an Eligible Employee to settle a vested restricted stock unit award pursuant to the terms of the Crown Media

  Holdings, Inc. 2000 Long Term Incentive Plan and the RSU Agreement. RSU Compensation includes "Performance RSUs" and "Employment RSUs." "Performance RSUs" are restricted stock units for which the vesting is based on performance measures such as stock price, EBITDA, prescriber revenue, prescriber renewals, or similar measures. "Employment RSUs" are restricted stock units for which the vesting is not based on performance measures, but rather on the passage of time.

1.31
RSU Stock Units means the amount of RSU Compensation deferred that would otherwise be settled in Stock by the Company (but for the Participant's deferral) and that is held by the Participant under the Plan in the Stock Tracking Fund in the form of units that track the Fair Market Value of Stock and that are payable in Stock. Each RSU Stock Unit shall be equivalent to the Fair Market Value of one share of Stock, but shall have no dividend or voting rights.

1.32
Scheduled In-Service Withdrawal means an in-service withdrawal that is elected and scheduled at the time a Participant elects to defer Compensation as described in Section 4.2.

1.33
Stock means shares of Class A common stock of the Company.

1.34
Stock Tracking Fund means the investment alternative available only for amounts deferred as RSU Compensation, in which RSU Compensation is invested either as RSU Cash Units or RSU Stock Units. As of each dividend payment date with respect to actual shares of Stock, the Administrator shall credit each Employee's sub-Account invested in the Stock Tracking Fund as RSU Cash Units or as RSU Stock Units with an amount equivalent to the dividends paid by the Company on the number of shares of Stock equal to the RSU Stock Units or RSU Cash Units then in the Participant's Stock Tracking Fund sub-Account. Such dividend equivalent amounts credited to a Participant's Account shall be "reinvested" in additional units in the RSU Stock Units and/or RSU Cash Units sub-Account (whichever is applicable) at a price equal to the Fair Market Value of such Stock as of the dividend payment date. In the event of any change in corporate capitalization, such as a stock split or any extraordinary corporate transaction, such as any merger, consolidation, separation including a spin-off or any other distribution of stock of property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Administrator may make an adjustment to the number of RSU Cash Units and RSU Stock Units credited to the Stock Tracking Fund to reflect such change or transaction, as it may determine to be appropriate in its sole, absolute and unfettered discretion.

1.35
Termination means that the Eligible Employee has terminated employment or the Outside Director has terminated services from the Company and all Affiliated Entities, and has had a "separation from service" as determined in accordance with Code § 409A and the Regulations.

* * * * End of Article 1 * * * *

 ARTICLE 2.
PARTICIPATION AND DEFERRAL

2.1
PARTICIPATION.    Participation in this Plan will be limited to (i) Eligible Employees, or (ii) Outside Directors. Following consultation with such executives of the Company and Affiliated Entities, as he or she deems desirable, the President may designate an Eligible Employee or Outside Director as eligible to participate in this Plan. The President may delegate the authority to designate eligibility for participation in the Plan to the Administrator or another officer. An Eligible Employee or Outside Director will become a Participant upon a deferral of Compensation as provided in Section 2.2.

2.2
DEFERRAL OF COMPENSATION.

(a)
An Eligible Employee may generally elect to defer up to 50% of his or her Base Salary for any Plan Year and up to 100% of his or her Incentive Compensation and/or RSU Compensation for any Plan Year. The Administrator may establish lower limits for deferrals by designated Eligible Employees or classes of Eligible Employees.

(b)
An Outside Director may elect to defer up to 100% of his or her Director's Fees for any Plan Year.

(c)
To defer part or all of his or her Compensation, each Eligible Employee and Outside Director must file a written election with the Administrator during the applicable Enrollment Period.

(d)
An election to defer must be filed during the Enrollment Period for the Plan Year in which Compensation would be payable in cash if the election to defer were not filed. An election to defer Compensation for any Plan Year is irrevocable after the close of the Enrollment Period for such Plan Year.

(1)
An election to defer Compensation must identify (i) the source of Compensation to be deferred and (ii) the percentage (expressed in integral multiples of 1%) of each source to be deferred; provided, however, that in the case of RSU Compensation the percentage must be expressed in integral multiples of 10%. A minimum of $5,000 of Compensation (valued at the time the election to defer is made), which may be satisfied from any form of Compensation, must be deferred for any Plan Year (prorated for the initial Plan Year or for any Eligible Employee who first becomes a Participant after the first day of any Plan Year if such Compensation is either Base Salary or Incentive Compensation but not if such Compensation is RSU Compensation), and the Administrator may increase this minimum deferral for any Plan Year by notice to Participants. The minimum deferral requirement shall not apply to any deferral of RSU Compensation.

(2)
The maximum amount which can be deferred by any Participant will be limited so that non-deferred Compensation will be sufficient to satisfy tax (including FICA) and other withholding requirements as determined in the sole and complete discretion of the Administrator.

(e)
When a Participant files an election to defer Compensation, such Participant must submit an election on a form provided by the Administrator specifying the age or date on which his or her Account shall be distributed. The Participant may choose a distribution date no sooner than January of the Plan Year following the Plan Year to which the deferral relates, and not later than his or her Termination.

(1)
If the Participant specifies a date that occurs prior to the Participant's Termination, the amount of Compensation deferred subject to the election will be paid as a Scheduled In-Service Withdrawal as described in Section 4.2.

    (2)
    If a Participant files an election to defer Compensation, but fails to specify a distribution date, and except as otherwise provided in the Plan, the Compensation to which the election relates will be deferred until the earliest of the following to occur:

    (i)
    the Participant's Termination;

    (ii)
    the Participant's Disability; or

    (iii)
    the Participant's death.

  (f)
  When he or she files an election to defer RSU Compensation, a Participant also must elect the investment fund to which the RSU Compensation will be credited if the RSU Compensation is settled by the Company in cash. A Participant may divide the RSU Compensation between the Applicable Interest Rate Fund and the Stock Tracking Fund; provided, that any such election must be in increments of at least 10%.

  (g)
  Notwithstanding a Participant's deferral election, a Participant's deferral election shall be cancelled if required under the 401(k) plan sponsored by the Employer due to the Participant's hardship distribution from the 401(k) plan, pursuant to the requirements of Treas. Reg. § 1.401(k)-1(d)(3), or under Section 4.3. After the cancellation period required under the 401(k) plan or under Section 4.3 has expired, the Participant may execute a new deferral election under this Plan, in accordance with the regular timing requirements for deferral elections under the Plan.

2.3
CREDIT TO PARTICIPANT'S ACCOUNT.

(a)
Any amounts attributable to Base Salary deferred by a Participant who is an Eligible Employee will be credited to his or her Account as soon as administratively practicable after the date on which the deferred amount would have been paid in cash if not deferred.

(b)
Any amounts attributable to Incentive Compensation that are deferred by a Participant who is an Eligible Employee will be credited to his or her Account as soon as administratively practicable after the date on which the deferred amount would have been paid in cash if not deferred. For example, if an Incentive Compensation award is earned based on the business results of an Employer's fiscal year and cannot be determined until the Employer's financial records are closed for the fiscal year, then the Incentive Compensation will be credited to the Participant's Account as soon as possible after the end of the Employer's fiscal year, but no sooner than the date on which such Incentive Compensation is payable to other employees of Employer in general for that fiscal year. If such amounts are credited more than 30 days after the Incentive Compensation is payable to other employees, they will be increased by the Applicable Interest Rate for the period from the date after the Incentive Compensation is payable to other employees through the date on which it is credited to the Participant's Account.

(c)
Any amounts attributable to RSU Compensation that are deferred by a Participant who is an Eligible Employee shall be credited to his or her Account as soon as administratively practicable after the date on which the restricted stock units are settled pursuant to the RSU Agreement.

(d)
Any amounts attributable to Director's Fees that are deferred by a Participant who is an Outside Director will be credited to his or her Account as of the first day of the Plan Year in which the deferred amount would have been paid in cash if not deferred.

* * * * End of Article 2 * * * *

 ARTICLE 3.
VESTING AND INVESTMENT FUND ALTERNATIVES

3.1
VESTING.    Any Compensation credited to a Participant's Account at his or her election and earnings credited on such amounts will be fully and immediately vested and non-forfeitable.

3.2
INVESTMENT OF BASE SALARY OR INCENTIVE COMPENSATION.    The balance in a Participant's sub-Accounts attributable to deferrals of Base Salary, Incentive Compensation or Director's Fees shall automatically be allocated to the Applicable Interest Rate Fund and shall be credited daily with interest at the Applicable Interest Rate (which will be adjusted on the first day of each calendar month).

3.3
INVESTMENT OF RSU COMPENSATION.

(a)
RSU Compensation Settled in Cash.    In accordance with Section 2.2(f), each Participant who is an Eligible Employee shall make an election with respect to RSU Compensation that is settled in cash at the same time the Participant makes an election to defer under Section 2.2(c). The election shall apply to 100% of the amount of the RSU Compensation deferred. The Participant may elect to have the RSU Compensation credited either to the Applicable Interest Rate Fund or to the Stock Tracking Fund or to both. If the Participant elects the Stock Tracking Fund investment alternative, then, as of the date the RSU Compensation is credited to the Participant's Account, the amount shall be used to credit the Stock Tracking Fund with RSU Cash Units. The number of RSU Cash Units shall be calculated by dividing the amount of RSU Compensation credited to the Stock Tracking Fund by the then-current Fair Market Value of the Stock. All amounts credited as RSU Cash Units shall be distributed to the Participant or his or her Beneficiary in the form of cash as provided in Section 4.8. If an election is not made with respect to RSU Compensation settled in cash, the Participant shall be deemed to have elected that all amounts be allocated to the Applicable Interest Rate Fund.

(b)
RSU Compensation Settled in Stock.    All RSU Compensation settled in Stock shall be credited to the Participant's Account in the form of RSU Stock Units and shall automatically be allocated to a Participant's sub-Account in the Stock Tracking Fund. The number of RSU Stock Units shall be equal to the number of shares of Stock for which the RSUs were settled. All amounts credited as RSU Stock Units shall be distributed to the Participant or his or her Beneficiary in the form of Stock as provided in Section 4.8.

(c)
Elimination of Stock Tracking Fund.    The Stock Tracking Fund shall be eliminated as an investment alternative in the event of the de-listing of the Stock, a "going private" transaction by the Company, or any other event determined by the Administrator in its sole, absolute and unfettered discretion that eliminates a market for the Stock. Upon the elimination of the Stock Tracking Fund, all amounts in the Stock Tracking Fund for each Participant (valued by multiplying the number of a Participant's RSU Cash Units and/or RSU Stock Units in the Stock Tracking Fund as of the date of the event by the Fair Market Value of the Stock as of date immediately prior to the event) shall be transferred to the Applicable Interest Rate Fund as soon as practicable.

* * * * End of Article 3 * * * *

 ARTICLE 4.
TERMINATION AND DISTRIBUTION

4.1
TERMINATION OF ACTIVE PARTICIPATION.

(a)
The President may direct that a Participant's ability to defer amounts into this Plan be terminated at any time; Termination is not necessary. If a Participant's active participation is terminated and he or she continues employment with the Company or an Affiliated Entity, or continues his or her services as an Outside Director, the Participant will not be eligible to defer additional Compensation, but his or her Account will continue to be deferred and will be credited with earnings until distributed under the provisions of the Plan. Any such Participant may make or modify any elections regarding distributions in the same manner as an active Participant.

(b)
Active participation in this Plan by an Eligible Employee or Outside Director will terminate automatically upon Termination for any reason.

4.2
SCHEDULED IN-SERVICE WITHDRAWALS.    Subject to the rules of this Section 4.2, a Participant may elect a Scheduled In-Service Withdrawal of part or all of his or her Account attributable to Compensation deferred on or after the Effective Date. A Scheduled In-Service Withdrawal must be scheduled at the time an election is made to defer Compensation and must be made in accordance with Section 2.2.

(a)
An election to receive a Scheduled In-Service Withdrawal must be filed together with the election to defer Compensation for a Plan Year during the applicable Enrollment Period and may be expressed as a percentage of Compensation deferred in the Plan Year, or as a specific dollar amount (provided that the specific dollar amount is not greater than the amount deferred in the Plan Year).

(b)
The minimum Scheduled In-Service Withdrawal is $5,000. The election to receive a Scheduled In-Service Withdrawal must specify the method of distribution applicable to the Participant's Scheduled In-Service Withdrawal; however, notwithstanding the foregoing, if a Scheduled In-Service Withdrawal is less than or equal to $25,000, it will be paid in a single lump sum payment and the Participant will not have discretion to choose a different method of distribution. If a Scheduled In-Service Withdrawal is greater than $25,000, the Participant may choose among the following methods of distribution in accordance with the form provided by the Administrator:

(1)
a single lump sum payment; or

(2)
equal annual installments over a designated period of five years.

    All lump sum or installment payments of Scheduled In-Service Withdrawals will be paid in January of the Plan Year when scheduled, and the source of each annual installment will be determined in accordance with Section 4.8. In the event the Participant fails to properly designate the method of distribution for a Scheduled In-Service Withdrawal, such amount shall be payable in the form of a single lump sum.

  (c)
  A Participant may make a subsequent election change to accelerate or defer the Scheduled In-Service Withdrawal, or to change the method of distribution of a Participant's Scheduled In-Service Withdrawal, to another time or method of distribution permitted under the Plan, by filing a written election as specified in this subsection (c).

  (1)
  For subsequent election changes made on or before December 31, 2008, the election shall apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

    (2)
    For subsequent election changes made on or after January 1, 2009, the election must satisfy the following conditions:

    (A)
    the subsequent election to delay a payment shall not take effect until 12 months after the date on which the election is made;

    (B)
    the subsequent election to delay a payment must be made no later than 12 months prior to the date of the first Scheduled In-Service Withdrawal; and

    (C)
    the first payment must be deferred for a period of at least five years from the date the Scheduled In-Service Withdrawal would otherwise have been made or have begun to have been made, in the case of installments.

    The Administrator will not cure a faulty change in election. Accordingly, if the Participant's subsequent election does not satisfy the conditions specified in this subsection (c), the prior election shall be used to determine the timing and form of Scheduled In-Service Withdrawal. Elections under this subsection (c) will not affect the timing of distributions made on account of Termination, death or Disability. A Participant may make only two election changes per Scheduled In-Service Withdrawal, and the change may not extend the payment beyond Participant's Termination. A Participant may only change the distribution method to one that is permissible under the terms of this Plan. After the first installment of any Scheduled In-Service Withdrawal is paid, the remaining installments may not be further deferred.

4.3
HARDSHIP WITHDRAWALS.    In the event of a Participant's severe financial hardship prior to the Participant's Termination, the Participant may request a Hardship Withdrawal of some or all of the Participant's Account. Whether a Participant has a severe financial hardship shall be determined by the Administrator in the Administrator's discretion, based on all relevant facts and circumstances. The Administrator shall require such evidence as is reasonably necessary to determine if a Hardship Withdrawal is warranted and satisfies the requirements of a severe financial hardship pursuant to Code § 409A and the Regulations. A Hardship Withdrawal may be permitted for an unforeseeable emergency causing severe financial hardship to the Participant resulting from one or more of the following:

(a)
Accident or illness of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code § 152, without regard to Code § 152(b)(1), (b)(2), and (d)(1)(B)), or the Participant's Beneficiary;

(b)
Loss of the Participant's property due to casualty; and

(c)
Similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

  The purchase of a home or payment of college tuition is not a severe financial hardship. The definition of severe financial hardship shall be interpreted in accordance with Code § 409A and the Regulations.

  The Administrator shall determine the amount available to the Participant, if any, in accordance with the Regulations. A Hardship Withdrawal will be limited to the amount required for the demonstrated need, including the amount needed to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. A Hardship Withdrawal requires the Participant to suspend deferrals of Base Salary or Director Fees for a period of six months.

  A Hardship Withdrawal will be paid in a single lump sum payment as soon as administratively feasible after the Administrator approves the distribution.

4.4
CHANGE IN CONTROL.    Upon the occurrence of a Change in Control, whether or not his or her employment with the Company and all Affiliated Entities has terminated, each Participant will receive an immediate distribution of his or her Account under the terms of Section 4.5.

4.5
DISTRIBUTION OF ACCOUNT FOLLOWING TERMINATION OR CHANGE IN CONTROL.

(a)
Upon a Participant's Termination or upon a Change in Control, the amounts credited to the Participant's Account, including accrued interest or earnings and including any unpaid Scheduled In-Service Withdrawal (whether lump sum or remaining installment payments), will be paid to the Participant or, in the event of the Participant's death, to his or her Beneficiary. Any Compensation paid after the date of a Participant's Termination or after the date of a Change in Control will not be eligible for deferral, but will be paid in cash or in shares of Stock and any election to defer previously filed by the Participant will be void. The value of the distribution will be determined in accordance with Section 4.8.

(b)
The Participant's Account will be distributed in five consecutive annual installments beginning in January of the next Plan Year and calculated in accordance with subsection (2) below.

(1)
Notwithstanding the foregoing, if the balance in the Participant's Account on November 30 of the Plan Year in which Termination or Change in Control occurs is less than or equal to $100,000, the balance will be distributed in a single lump sum payment in January of the next Plan Year.

(2)
Annual installments will be calculated as follows: each installment payment (except the last) will equal the balance in the Participant's Account on November 30 preceding the date of payment divided by the number of remaining installments (including the installment being paid). Interest at the Applicable Interest Rate and/or dividend equivalents shall continue to accrue on the amount remaining in the Participant's Account during the period in which installment payments are made, and amounts invested in the Stock Tracking Fund shall continue to be eligible for stock splits or other adjustments. The final installment will be equal to the balance in the Participant's Account on the date of payment.

(3)
Notwithstanding any other provision of this Section 4.5, any payment made on account of a Participant's Termination shall be made (or shall begin) on the later of the first day of the month following the six-month anniversary of the date the Participant's Termination, or the date specified above. Each subsequent payment (if applicable) shall be made in accordance with the provisions of this Section 4.5.

(c)
Each Participant will have the revocable right to make a written designation of one or more Beneficiaries and one or more contingent Beneficiaries to receive the Participant's Account balance in the event of the Participant's death on a form and in a manner prescribed by the Administrator. The designation of a Beneficiary and contingent Beneficiary, and any revocation and new designation, will be effective when received by the Administrator.

(1)
In the event of a Participant's death prior to the payment of all amounts in his or her Account, remaining amounts will be paid to the Participant's Beneficiary or Beneficiaries. If the Participant is predeceased by his or her designated Beneficiary or Beneficiaries, all remaining amounts will be paid to the Participant's contingent Beneficiary or Beneficiaries. If no Beneficiary is designated, or if all designated Beneficiaries and contingent Beneficiaries have predeceased the Participant, any unpaid amounts will be paid to the executor or other legal representative of the Participant's estate.

    (2)
    If distribution of the Participant's Account has not yet begun prior to his or her death, payment will be made to the Participant's Beneficiary , contingent Beneficiary, or estate as determined in subparagraph (1), in accordance with the provisions of Section 4.5(b), with the date of death being treated as a Termination for purposes of that Section.

    (3)
    If distribution of the Participant's Account has begun in installments prior to his or her death, remaining installments will be paid when due to his or her Beneficiary, contingent Beneficiary, or estate as determined in subparagraph (1).

    (4)
    The interest in the benefits hereunder of a Beneficiary, including a spouse of a Participant, who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such Beneficiary in any manner, including but not limited to such Beneficiary's will, nor shall such interest pass under the laws of intestate succession.

4.6
DISTRIBUTION UPON 409A INCOME INCLUSION.    If and only to the extent this Plan is determined to fail to meet the requirements of Code Section 409A and the Regulations, payment may be made to a Participant. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Regulations.

4.7
DISTRIBUTIONS IN THE EVENT OF INCOMPETENCE.    If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

4.8
SOURCE OF PAYMENTS.

(a)
Any amounts paid as a Scheduled In-Service Withdrawal described in Section 4.2 or a Hardship Withdrawal described in Section 4.3 will be withdrawn proportionately from all sub-Accounts to which the Participant's Account is allocated.

(b)
If a distribution after a Participant's Termination or on account of a Change in Control is paid in installments, each installment will be withdrawn proportionately from all sub-Accounts to which the Participant's Account is allocated.

(c)
Amounts credited as RSU Stock Units shall be distributed in the form of Stock and each unit shall equal one share of Stock; provided, however, that any fractional unit attributable to the crediting of a dividend equivalent shall be paid in cash. In determining the value of the RSU Stock Unit for purposes of any distribution threshold in this Article, the value of the RSU Stock Unit shall be equal to the Fair Market Value of the Stock on the date specified in Section 4.2 or Section 4.5 above. All other amounts, including any RSU Cash Units shall be paid solely in cash. In the case of RSU Compensation paid in cash, the value of the RSU Cash Unit, for purposes of any distribution threshold in this Article and for purposes of determining the amount to be distributed, shall be calculated based on the Fair Market Value of the Stock on the date specified in Section 4.2 or Section 4.5 above.

4.9
WITHHOLDING.    There shall be deducted from all benefits paid under this Plan the amount of any taxes to be withheld by any federal, state or local government. The Participants and their

  Beneficiaries will bear any and all federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.

4.10
DISTRIBUTION OF ACCOUNT IN THE EVENT OF DISABILITY.    In the event of the Participant's Disability prior to the Participant's Termination, the amounts credited to his or her Account, including accrued interest or earnings, will be paid to the Participant or, in the event of the Participant's subsequent death, to his or her Beneficiary. Any Compensation paid after the date of Disability will not be eligible for deferral, but will be paid in cash or in shares of Stock and any election to defer previously filed by the Participant will be void. The Participant's Account will be paid in accordance with Section 4.5(b), with the date of determination of Disability being treated as a Termination for purposes of that Section.

4.11
PERMITTED ACCELERATION OF PAYMENTS.    To the extent permitted by Code Section 409A and related Regulations and except as otherwise provided in Section 4.5(b)(5), the Administrator may, in its sole discretion, commence distribution to the Participant, the Participant's Beneficiary or other appropriate payee the portion of the Participant's Account authorized for distribution in accordance with Code Section 409A and Regulations, including the following:

(a)
de minimis cash-out payments that result in the termination of the entirety of a Participant's Account under this Plan and all plans required to be aggregated under the Regulations, if the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of distribution; and

(b)
payment to Participant to pay the Federal Insurance Contributions Act tax imposed under Code Section 3101 and 3121(v)(2) on Compensation deferred under the Plan, grossed up as permitted under applicable Regulations.

* * * * End of Article 4 * * * *

 ARTICLE 5.
ADMINISTRATION OF PLAN

5.1
ADMINISTRATOR.

(a)
The Administrator will consist of an individual or a committee who will be appointed by the Compensation Committee. The Administrator will remain in office at the will of the Compensation Committee who may from time to time remove the individual or any member of the committee with or without cause and appoint his or her successor. The Administrator will have the general responsibility for the administration of the Plan and for carrying out its provisions.

(b)
The Administrator shall be one or more officers, directors or employees of the Company or an Affiliated Entity. The Administrator may resign by delivering his or her written resignation to the secretary of the Company and the secretary of the Compensation Committee, and such resignation will become effective upon the date specified therein; provided, that if the Administrator terminates employment or service as a director with the Company and Affiliated Entities, the Administrator shall be deemed to have resigned concurrent with such termination without further action. In the event of a vacancy, the remaining members of the Administrator (if any) will constitute the Administrator with full power to act until the vacancy is filled.

(c)
If a committee, the action of the Administrator will be determined by the vote or other affirmative expression of a majority of its members. Action may be taken by the committee at a meeting or in writing without a meeting. The members of the committee will elect one of their numbers as chairman and will select a secretary who may (but need not) be a member of the committee. The secretary will keep a record of all meetings and acts of the committee and will have custody of all records and documents pertaining to its operations. Any member or the secretary may execute any certificate or other written direction on behalf of the committee.

(d)
The Administrator may (but need not) retain an independent record keeper for purposes of Plan administration and delegate to the record keeper the responsibility for maintaining Participants' Accounts, elections regarding deferrals and distributions.

5.2
EFFECT OF ADMINISTRATOR'S ACTION.

(a)
The Administrator will interpret and operate the Plan in accordance with the terms of the Plan and their intended meanings. Further, the Administrator will have the authority to make any findings of fact needed in the administration of the Plan, and will have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion. The validity of any such finding of fact, interpretation, construction or decision will not be given de novo review if challenged in court or in any other forum, and will be upheld unless clearly arbitrary or capricious.

(b)
To the extent the Administrator or any Administrator delegate has been granted discretionary authority under the Plan, the prior exercise of such authority will not obligate it to exercise such authority in a like fashion thereafter.

(c)
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and exclusive judgment, the provision will be considered ambiguous and will be interpreted by the Administrator in a fashion consistent with its intent, as determined by the Administrator. The Administrator will amend the Plan retroactively to cure any such ambiguity, notwithstanding anything in the Plan to the contrary.

  (d)
  This Section 5.2 may not be invoked by any person to require the Plan to be interpreted in a manner that is inconsistent with its interpretation by the Administrator. All actions taken and all determinations made in good faith by the Administrator will be final and binding upon all persons claiming any interest in or under the Plan.

* * * * End of Article 5 * * * *

 ARTICLE 6.
CLAIMS PROCEDURE AND ARBITRATION

6.1
CLAIMS.    If a Participant, Beneficiary, or any other person claiming rights through or on behalf of a Participant (a "Claimant") wishes to assert any claim or cause of action against the Plan, the Company or any Affiliated Entity, the Administrator, any administrator, record keeper, trustee, or other party arising out of or relating to the Plan, its interpretation, or breach of any duty (a "Claim"), then the Claimant must, as his or her sole remedy, follow the claims procedure, appeal, and arbitration provisions of this Article. By way of illustration and not limitation, the provisions of this Article will govern any Claim regarding eligibility, participation, deferral of Compensation, amounts credited to an Account as deferred Compensation or earnings, withdrawal or distribution of benefits from an Account, record keeping, Beneficiary designation, or breach of any administrative or contractual duty.

6.2
INITIAL CLAIM.

(a)
Each Claimant must submit his or her Claim in writing to the Administrator. The initial review of each Claim will be made by a claims official designated by the Administrator. The Claim will be evaluated within 90 days following receipt unless special circumstances require an extension of time to process the Claim. If an extension is required, the claims official will provide written notice to the Claimant within the initial 90-day period. The notice will identify the special circumstances requiring an extension and the date when a final decision will be made which will not be more than 180 days after the date on which the Claim was filed.

(b)
The claims official will notify the Claimant in writing whether the Claim is granted or denied, in whole or in part. If the Claim is granted, the claims official will notify the Administrator, which will authorize the Plan to pay the benefits or grant other appropriate relief. If a Claim is denied, in whole or in part, the notice will (i) identify the specific reasons for the denial, (ii) cite pertinent Plan provisions upon which the denial is based, (iii) identify any additional material or information necessary to complete the Claim and explain why such material or information is necessary, and (iv) describe the Claimant's right to review of the denial.

6.3
ADMINISTRATOR REVIEW OF CLAIM DENIAL.

(a)
If his or her Claim is denied by the claims official, in whole or in part, a Claimant will have the right to a full and fair review by the Administrator. The Claimant must file a written request for review with the Administrator within 60 days after the date on which the Claimant received written notice of the denial or, if written notice is not given, within 60 days after the notice was due.

(b)
In connection with the request for Administrator review, the Claimant must provide any additional material or information identified by the claims official as necessary to complete the Claim. The Claimant or his or her authorized representative may review pertinent documents and submit issues and comments in writing. The Claimant may only present evidence and theories during the review which the Claimant presented as part of his or her initial Claim or which responds to the reasons given by the claims official as the basis for denial. Any Claim, which the Claimant does not in good faith pursue through the Administrator review stage, will be irrevocably waived.

(c)
The Administrator will review and make a decision on the Claim within 60 days after a request for review is received unless special circumstances require an extension of time to process the review. If an extension is required, written notice will be given to the Claimant within the initial 60-day period. The notice will specify the reasons for the extension and the date when the review will be completed which will not be more than 120 days after the date on which the request for review was received.

  (d)
  The Claimant will be notified in writing of the Administrator's decision on review. If the Claim is granted, the Administrator will authorize the Plan to pay the benefits or grant other appropriate relief. If the Claim is denied, in whole or in part, the notice will (i) identify the specific reasons for the denial, (ii) cite pertinent Plan provisions upon which the denial is based, and (iii) describe the Claimant's right to appeal the denial to an arbitrator.

6.4
ARBITRATION.

(a)
All appeals from or disputes related to any action of the Administrator will be finally determined by binding arbitration as provided in this Section 6.4. A Claimant who has pursued his or her Claim through the review stage and had the Claim denied by the Administrator (or not decided on a timely basis, in which case it will be deemed denied) may, as his or her sole remedy, appeal the matter to an independent arbitrator or panel of arbitrators as provided in this Section 6.4.

(b)
Any request for arbitration must be filed with the Administrator within 60 days after receipt by the Claimant of the written notice of denial of the appeal by the Administrator or within 60 days after the notice was due, if the written notice was not sent. The arbitration will be conducted in Denver, Colorado and will be administered by the American Arbitration Association ("AAA") in accordance with the Federal Arbitration Act and the National Rules for the Resolution of Employment Disputes of the AAA (the "AAA Rules"). Costs of arbitration (including the official stenographic record described in subsection (f) will be allocated by the arbitrator between the parties in accordance with the AAA Rules, but each party will pay the fees and expenses for party's own attorney and witnesses.

(c)
If the Claim is for $250,000 or less, the arbitration will be conducted by a single arbitrator; if the Claim is for more than $250,000, the arbitration will be conducted by a panel of three arbitrators. If the arbitration is conducted by a single arbitrator, he or she must be familiar with employee benefit matters and be licensed to practice law in Colorado; if conducted by a panel, each member of the panel must be familiar with employee benefit matters and at least two members must be licensed to practice law in Colorado. The arbitrator or panel of arbitrators will be selected in accordance with the AAA Rules. Any reference to the "arbitrator" in this Section 6.4 will mean either the single arbitrator or the panel of three arbitrators, whichever is applicable.

(d)
The Administrator will submit to the arbitrator a certified copy of the record upon which its decision was made. The arbitrator will apply federal law and will have exclusive authority to resolve any factual or legal claim relating to the Plan including the interpretation, applicability or enforceability of this arbitration provision. This Section 6.4 will apply to a Claim notwithstanding any failure by the claims official or the Administrator to follow the procedures required by the Plan with respect to the Claim. However, the arbitrator may permit the Claimant to present additional evidence or theories if the arbitrator determines that the Claimant was previously precluded from presenting such evidence or theories due to procedural errors of the claims official or the Administrator.

(e)
The arbitrator will have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems necessary. The arbitrator will have the authority to make a final or partial award in response to a motion to dismiss or a motion for summary judgment by either party, provided that the other party has had the opportunity to be fairly heard in response to the motion.

(f)
Subject to such rules as the arbitrator may establish, either party may (i) designate one expert witness, (ii) take the deposition of the other party's expert witness, (iii) propound requests for production of documents to any party, and (iv) upon request at the close of the hearing, be given leave to file a post-hearing brief within the time limit established by the arbitrator. The arbitrator will establish a deadline prior to the arbitration hearing by which the parties must exchange lists of witnesses, including any expert witness, and copies of all exhibits intended to be used at the hearing. The Claimant may not present any evidence, facts, arguments or theories during arbitration which were not presented in the course of the appeal to the Administrator, except in response to new evidence, facts, arguments or theories presented on behalf of the Plan or other party or as provided in subsection (d). A court reporter will make a stenographic record of the arbitration hearing and the transcript will be the official record of the proceeding and made available to the arbitrator and all parties for inspection.

  (g)
  The arbitrator may grant the Claimant's appeal, in whole or in part, only if the arbitrator determines that relief is justified because (i) the Administrator was in error upon an issue of law, (ii) the Administrator acted arbitrarily or capriciously in denying the benefits or other Claim, or (iii) the Administrator's findings of fact (if applicable) were not supported by substantial evidence. The arbitrator will provide a reasoned opinion in accordance with federal law supporting his or her decision including detailed findings of fact and conclusions of law. The arbitrator may award the benefits claimed, or other actual damages or injunctive relief, but in no event will the arbitrator have the authority to award punitive or exemplary damages. The award of the arbitrator may be entered in any court of competent jurisdiction.

  (h)
  In any proceeding to confirm, modify or vacate any decision of the arbitrator, the arbitrator's findings of fact will be final and binding on all parties, but the court may take into consideration, in its decision to confirm, modify or vacate such decision, any error of law on the part of the arbitrator, in addition to all grounds provided by statute.

  (i)
  If any provisions included in this Section 6.4 are found to be void and unenforceable, in whole or in part, the validity of the remainder of the provisions will not be affected.

* * * * End of Article 6 * * * *

 ARTICLE 7.
MISCELLANEOUS

7.1
AMENDMENT OR TERMINATION OF PLAN.    The Company reserves the right to amend or terminate and/or terminate and liquidate this Plan at any time for any reason in its sole, absolute and unfettered discretion, provided that no amendment or termination will reduce the amount of Compensation or the number of RSU Stock Units or RSU Cash Units credited to any Participant's Account. Amendment or termination will be by written instrument executed by the President.

7.2
CONSTRUCTION.    Unless the context of this Plan clearly requires otherwise, references in the plural will include the singular and references in the singular will include the plural and masculine pronouns shall include the feminine equivalent. The section and other headings contained in this Plan are for reference purposes only and will not control or affect the construction of this Plan or its interpretation in any respect. Section and subsection references are to this Plan unless otherwise specified. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

7.3
FUNDING.

(a)
This Plan is an unfunded plan of deferred compensation that is not intended to meet the qualification requirements of Section 401 of the Code. Each Participant's Account represents the unsecured contractual obligation of the Company.

(b)
Although not obligated to do so, the Company may choose to set aside funds or other assets to assist in funding its obligations under this Plan. Such funds or assets may be placed in trust with a trustee selected by the Administrator subject to such agreement as the Administrator may approve. The Administrator will direct the investment of any such funds in a manner designed to assist the Company in meeting its obligations. The principal and any earnings on funds set aside in trust will be used exclusively to assist the Company in meeting its obligations under this Plan, but Participants and any Beneficiaries will have no preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time any such assets are paid to the Participants or Beneficiaries as benefits. All assets in the trust will be subject to the claims of the Company's general creditors under state and federal law in the event of insolvency or bankruptcy of the Company.

(c)
No Participant will have any right, title, or interest in or to any investments that the Company may make to aid in meeting its obligations under this Plan. Nothing contained in this document, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between any Employer or the Administrator and a Participant or any other person. To the extent that any person acquires a right to receive payments from an Employer pursuant to this Plan, such rights will be no greater than the right of an unsecured creditor of the Employer. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.

7.4
PARTICIPANT'S INTEREST.    No Participant may assign, transfer, alienate, or encumber in any manner his or her interest under this Plan. No Participant may borrow funds and grant a security interest or otherwise pledge his or her rights under this Plan.

7.5
GOVERNING LAW.    To the extent not preempted by the Employee Retirement Income Security Act and other federal law, this Plan will be governed by the law of the State of Delaware, without regard to its conflicts of laws provisions.

7.6
STATUS UNDER ERISA AND THE CODE.    This Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a "top hat" plan) within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. This Plan is intended to comply with Section 409A of the Code and shall be interpreted to so comply.

7.7
EMPLOYER'S LIABILITY.    Only the Plan entered into between the Employer and a Participant shall define the Employer's liability for payment of benefits. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan or a deferral election form for the Plan filed with the Administrator.

7.8
NOT A CONTRACT OF EMPLOYMENT.    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

7.9
NOTICE.    Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to Crown Media Holdings, Inc., Attn: Executive Vice President/CFO, 6430 South Fiddlers Green Circle, Suite 500, Greenwood Village, Colorado 80111 and a copy to Crown Media Holdings, Inc., Attn: General Counsel, 12700 Ventura Blvd., Studio City, CA 91604. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

7.10
SUCCESSORS.    The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

7.11
VALIDITY.    In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

* * * * End of Article 7 * * * *

        IN WITNESS WHEREOF, this restated Plan has been executed this        day of                  , 2008.

THIS DOCUMENT CONTAINS A BINDING ARBITRATION PROVISION
THAT MAY BE ENFORCED BY THE PARTIES.

ATTEST:	CROWN MEDIA HOLDINGS, INC.
Leslie C. Park	By:	/s/ HENRY SCHLEIFF
	Title:	President & CEO

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  Exhibit 10.76
CROWN MEDIA HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008
TABLE OF CONTENTS
CROWN MEDIA HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008)
ARTICLE 1. DEFINITIONS
ARTICLE 2. PARTICIPATION AND DEFERRAL
ARTICLE 3. VESTING AND INVESTMENT FUND ALTERNATIVES
ARTICLE 4. TERMINATION AND DISTRIBUTION
ARTICLE 5. ADMINISTRATION OF PLAN
ARTICLE 6. CLAIMS PROCEDURE AND ARBITRATION
ARTICLE 7. MISCELLANEOUS